UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ModusLink Global Solutions, Inc.

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On October 8, 2010, ModusLink Global Solutions, Inc. (“ModusLink”) sent the following letter to LCV Capital Management, LLC and Raging Capital Management, LLC:

Mr. Lodovico de Visconti

Managing Member, LCV Capital Management, LLC

LCV Capital Management, LLC

Fifteen Churchill Road, Suite 1000

Pittsburgh, Pennsylvania 15235

Mr. William C. Martin

Managing Member, Raging Capital Management, LLC

254 Witherspoon Street

Princeton, New Jersey 08542

October 8, 2010

To Messrs. de Visconti and Martin:

We received your letter dated October 7, 2010. The Company is both surprised and disappointed that you have chosen to take this course of action.

Our Board Has Been Reasonable And Open To Reaching A Resolution With LCV And Raging Capital: Since June 2010, ModusLink’s Board and management team have been open and accommodating, actively engaging in constructive dialogue with you through numerous in-person meetings, conference calls and letters. In fact, we believe ModusLink has been very flexible to accommodate your requests for our time.

As we have previously discussed, ModusLink’s Board is open to the candidacy of independent directors who bring relevant experience and can provide valuable insight and perspective to supplement the Board’s existing expertise.

Accordingly, consistent with our fiduciary duties, on October 5, 2010, just two days before you publicly nominated three directors for election to our Board, members of our Board’s Nominating and Corporate Governance Committee interviewed each of your nominees. Our Board is in the process of evaluating your nominees’ qualifications and potential candidacy for the ModusLink Board. We note that we still have not received the Directors & Officers Questionnaires, which provide fundamental information, or references for the nominees, which are both important parts of the review process. Our Board takes the integrity of its process for selecting board members very seriously and is committed to selecting the candidates who would best serve the interests of the Company and all of its stockholders. We have been engaged in discussions with you regarding your Board nominees, commensurate with your 5.5% ownership position in ModusLink.

ModusLink’s Strong, Experienced And Independent Board Is Committed To Delivering Value For All Stockholders: Our Board is engaged and has the necessary depth and breadth of expertise in areas that are critical to ModusLink’s continued success. Six of ModusLink’s seven directors are independent and all are seasoned executives who collectively have extensive experience in the supply chain industry, the Company’s technology and electronics end markets, international business and investment management. Each member of our Board has demonstrated strong ethics and integrity during their service as executives and board members of public companies.

The Company’s Board and management have taken actions to improve the financial and operational performance of the Company, including effectively managing through a very difficult economic environment, taking decisive actions to reduce expenses and maintain a strong balance sheet. We have also focused on maximizing profitability, resulting in record free cash flow from operations in fiscal 2010.

Capital Allocation Is Critical To ModusLink’s Success And Is Regularly Examined: As outlined in our recent earnings call, it is important for ModusLink to have a strong balance sheet for business purposes because it provides our large global clients with the confidence that their mission critical day-to-day suppliers like ModusLink are going to be there, regardless of market conditions. One key way to give them this confidence is to have a balance sheet that is unlevered and has a strong cash position. ModusLink’s working capital requirements also ramp up when the Company on-boards new projects. In the past, ModusLink has had annual working capital needs of up to $40 million for this purpose and we expect to have similar requirements going forward as the Company sells new business. Further, ModusLink has a significant presence in China where it is a challenge to repatriate funds – at any point in time up to an additional $40 million of the Company’s cash is in China.

Today, ModusLink has a healthy financial profile that provides a competitive advantage and affords us the opportunity to act in the long-term interest of our Company and stockholders. We remain committed to enhancing value for all stockholders and believe that balancing our ongoing share repurchase program with investing in our business and improving financial performance is the best means of creating long-term and lasting value for ModusLink stockholders.

ModusLink Has A Strong Track Record Of Returning Capital To Stockholders: We regularly evaluate capital allocation, including the size of our repurchase programs, with the intention of creating the most value for stockholders. The timing and scale of a share repurchase program is an important Board decision and one that requires careful evaluation, a point both you and your nominees have previously acknowledged in our discussions. Since fiscal 2008, we have bought back a total of $55.3 million, representing 5.6 million shares of stock or 12% of the fully diluted outstanding share count. The Company has $8 million remaining under our current share repurchase authorization.

Acquisitions Are An Important Part Of Our Long-Term Strategy: Since 2008, ModusLink has acquired Open Channel Solutions (OCS), PTS Electronics (PTS) and Tech For Less (TFL). The acquisitions of OCS, PTS and Tech For Less are all aligned with our strategy to further grow ModusLink’s Aftermarket Services and eBusiness solutions, which we are building around our core supply chain business. Aftermarket Services and eBusiness solutions represent good opportunities for ModusLink and have the potential to grow faster than our supply chain services.

These acquisitions provide us with an appropriate mix of services and scale needed to position ModusLink for improved profitability over the long term as well as enhance our ability to take advantage of our sizeable NOLs. Furthermore, Aftermarket Services and eBusiness solutions will help us better serve our customers in the future.

We note that just last month you voiced your support for our acquisitions in your letter dated September 1, 2010: “You completed a difficult ERP installation, improved the company’s sales and marketing capabilities and made strides to build a more durable competitive differentiation through innovation and acquisitions.” We agree with your September 1st statement and remain enthusiastic and committed to these businesses and the long-term value they provide to our Company and our customers.

ModusLink Values The Opinions Of All Stockholders And Strives To Maintain Open Dialogue: We take the thoughts and perspectives of all of our stockholders very seriously and, as you know, are in the process of considering adding new, independent directors to our Board. As always, we remain committed to creating value for all stockholders through the successful execution of the Company’s strategy, which includes allocation of capital for the long-term benefit of all stockholders.

Over the last several months, we have been transparent and very accommodating to LCV and Raging Capital and have demonstrated our commitment to work cooperatively with you. It is unfortunate that you have chosen to abandon our constructive dialogue at this time; however we remain available to continue working with you towards a resolution that would be beneficial to all ModusLink stockholders.

Sincerely,

/s/ Joseph C. Lawler

Joseph C. Lawler

Chairman, President and Chief Executive Officer

ModusLink Global Solutions, Inc.

CC: ModusLink Global Solutions, Inc. Board of Directors

IMPORTANT INFORMATION

ModusLink, its directors and certain of its executive officers and employees are participants in a solicitation of proxies in connection with its 2010 annual meeting of stockholders. Important information concerning the identity and interests of these persons will be available in ModusLink’s proxy statement that will be filed on a Schedule 14A with the Securities and Exchange Commission (the “SEC”).

ModusLink’s proxy statement, any other relevant documents and other materials filed with the SEC concerning ModusLink will be, when filed, available free of charge at http://www.sec.gov and http://www.ir.moduslink.com. Stockholders should carefully read the proxy statement and the accompanying WHITE proxy card when they become available before making any voting decision.

INFORMATION REGARDING PARTICIPANTS

ModusLink, its directors and certain of its executive officers and employees are participants in a solicitation of proxies in connection with its 2010 annual meeting of stockholders. The participants in the solicitation include the following individuals: Anthony J. Bay, Virginia G. Breen, Thomas H. Johnson, Francis J. Jules, Edward E. Lucente, Michael J. Mardy, all of whom are current directors of ModusLink, as well as Joseph C. Lawler, Chairman, President and Chief Executive Officer, Steven G. Crane, Chief Financial Officer, Peter L. Gray, Executive Vice President, General Counsel and Secretary, and Robert M. Joyce, Director, Investor Relations. For purposes of the beneficial ownership information included below, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof, through the exercise of any stock option or other right (“Presently Exercisable Options”). As of the date hereof, the participants own an aggregate of 1,472,090 shares of common stock of ModusLink, consisting of: (i) 30,933 shares beneficially owned by Anthony J. Bay (including 28,433 shares which may be acquired by Mr. Bay pursuant to Presently Exercisable Options), (ii) 40,833 shares beneficially owned by Virginia G. Breen (including 38,333 shares which may be acquired by Ms. Breen pursuant to Presently Exercisable Options), (iii) 33,833 shares beneficially owned by Thomas H. Johnson (including 26,333 shares which may be acquired by Mr. Johnson pursuant to Presently Exercisable Options), (iv) 36,983 shares beneficially owned by Francis J. Jules (including 33,533 shares which may be acquired by Mr. Jules pursuant to Presently Exercisable Options), (v), 46,833 shares beneficially owned by Edward E. Lucente (including 26,333 shares which may be acquired by Mr. Lucente pursuant to Presently Exercisable Options), (vi) 44,033 shares beneficially owned by Michael J. Mardy (including 33,533 shares which may be acquired by Mr. Mardy pursuant to Presently Exercisable Options), (vii) 910,722 shares beneficially owned by Joseph C. Lawler (including 472,354 shares which may be acquired by Mr. Lawler pursuant to Presently Exercisable Options), (viii) 211,068 shares beneficially owned by Steven G. Crane (including 96,143 shares which may be acquired by Mr. Crane pursuant to Presently Exercisable Options), and (ix) 116,852 shares beneficially owned by Peter L. Gray (including 58,956 shares which may be acquired by Mr. Gray pursuant to Presently Exercisable Options).

This letter contains forward-looking statements, which address a variety of subjects including, for example, the Company’s future working capital requirements, the Company’s expected actions regarding its current share repurchase authorization and any future capital allocation plans, the Company’s ability to add new client engagements, the Company’s ability to further integrate and grow its Aftermarket services and eBusiness solutions businesses, the Company’s ability to take advantage of its sizeable NOLs, and the Company’s ability to identify and attract independent candidates to add to the Board. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue and operating income targets, maintain and improve its cash position, expand its operations and revenue, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals or to allocate cash for share repurchases; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; risks inherent with conducting international operations and the Company may not be able to identify and attract qualified independent directors to augment its Board. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.